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                                                                    EXHIBIT 99.1


                                 PROXYMED, INC.
                FOURTH QUARTER AND ANNUAL 2002 FINANCIAL RESULTS
                                CONFERENCE CALL

                            MODERATOR: MICHAEL HOOVER
                                FEBRUARY 20, 2003
                                  10:00 A.M. ET

  OPERATOR:              I would like to welcome everyone to ProxyMed's
                         conference call to discuss its financial results for the 2002 fourth quarter and full year 2002, including its discussion of the progress made on the MedUnite acquisition and integration. At this time I would like to inform you that all participants are in a listen only mode. At the request of the company, we will open up the conference for questions and answers after the presentation. We would appreciate it if you would limit your questions to one and then getting back in the queue if you have any follow-up questions or another question to ask.

                         Today's conference call is being webcast and replays of this call will be available on the Internet at www.proxymed.com shortly after this call. Leading today's call from ProxyMed are Mike Hoover, Chairman and CEO; Nancy Ham, President and COO; and Judd Schmid, Chief Financial Officer.

                         Before the discussion begins, please be reminded that statements made by ProxyMed during this call, including answers given in response to the questions, are intended to fall within the Safe Harbor Provisions of the securities laws, and that actual results might differ materially from those in this statement. Such statements are subject to a variety of risks which are discussed in the Company's most recent Form 10K and other SEC filings, which the Company strongly urges you to read. At this time, I would like to turn the presentation over to Mr. Mike Hoover. Please go ahead, sir.

  MICHAEL HOOVER:        Good morning. Thank you, Heather, and thanks to
                         everyone for joining us. On our call today, we will report on our financial results for the fourth quarter as well as provide you with a quick recap of the whole year. We'll also walk you through in detail how we will be booking the MedUnite purchase price and how that will drive our amortization and earnings per share for 2003. Finally, we'll give you an operational update on the MedUnite acquisition and our integration progress to date.

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                         Before turning it over to Judd, let me make a few brief
                         comments on the fourth quarter of 2002. For the quarter, we're very pleased to report record-setting results for revenue, EBITDA and EBITDA margin percentage. We exceeded the low end of our range in each category despite absorbing $97,000 in MedUnite deal costs in our numbers. In addition, we achieved positive earnings per share for all of 2002, a true milestone for any company and certainly for ProxyMed. This record-setting performance gives ProxyMed strong momentum heading into 2003 and 2004.

                         Nancy will be providing a detailed operational update on MedUnite later in the call, but from my perspective we've made good progress to date. The market response from both ProxyMed and MedUnite customers, partners and prospects has been positive, as they are enthusiastic about the combination of ProxyMed's proven claims platform and MedUnite's leading real-time platform and portal. We're off to a great start with our new NDCHealth partnership, as well as with the seven founding payers. We gained over 140 new associates who bring to ProxyMed many years of experience in healthcare transaction services.

                         On the financial front, we've moved swiftly to reduce overhead and to reduce the cash burn rate. As you know, the deal process at the end of December was condensed into less than a week, so I was a little concerned about what we didn't know that might come back to hurt us. So I am relieved to report that the bad things we knew going into the deal have turned out to be no worse than we expected, and we've discovered more than one pleasant surprise.

                         In summary, early results of this strategic acquisition are positive, and I am very confident that we are on track to complete the restructuring and bring MedUnite to EBITDA profitability this year as we committed to you in our last call. So with that, let me turn it over to Nancy and Judd to provide you all the details. Judd.

  JUDSON SCHMID:         Thanks, Mike. As Mike pointed out, we once again had a
                         successful quarter with the reporting of record revenues, EBITDA and EBITDA margin, and exceeding the low end of our expectation range and meeting analysts' consensus. All in all, another solid quarter behind us, but most of all, we reported the first-ever positive year of EPS in the history of the company. A tremendous milestone and one that we and all of our associates are very proud of. Capping off the year with the acquisition of MedUnite was a real nice feather in our cap.

                         In my discussion today I'd like to talk about four items: (1) the results for the fourth quarter and 2002

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                         year; (2) how we recorded the MedUnite transaction; (3)
                         our cash flow and interest expectations for 2003; and
                         (4) our 2003 guidance, including down to EPS.

                         Turning now to our detailed results for the fourth quarter, ProxyMed reported record quarterly revenues of $13.2 million, record EBITDA profits of $1.4 million and net income of $731,000 or 11 cents per share as compared to a net loss of $4.7 million or $1.44 loss per share last year. Our revenue increase came from our Healthcare Transaction Services segment, where revenues grew 13% from $5.4 million last year to $6.1 million this year, and on a sequential basis our overall revenue was up three percent with transaction revenues increasing by six percent, both over the third quarter.

                         On an annual basis, ProxyMed achieved record consolidated revenues of $50.2 million. Once again our transaction business led the way with $22.4 million in revenues, up a solid 32% over 2001 annual revenues of $16.9 million.

                         The increase in the transaction service revenues was led by a 27% year-over-year increase in "core" transactions, which include all transactions except of encounters and transactions acquired in the current quarter. And as a reminder, we only report on an acquisitions metric in the quarter acquired as we move rapidly to integrate the business into our own. Therefore, transactions associated with our third quarter acquisitions of MDIP and the certain assets of Claimsnet.com are now included in core transactions. On a sequential basis, core transactions were up six percent despite there being two fewer processing days in the fourth quarter.

                         Looking now at total transactions, which are core transitions plus encounters, in the fourth quarter we processed a total of 30.1 million clinical and financial transactions through ProxyMed, our secure national healthcare information network. The increase in transactions was primarily due to a solid growth in claim transactions, especially since going live with Aetna in October, and in statement processing.

                         From a gross margin perspective, we achieved a 55% margin in the fourth quarter of 2002 compared to 49% last year. Annually, overall gross margins were at 54% in 2002 compared to 53% for 2001. This improvement is driven from the gradual shift in our overall business mix between our transaction and lab segments. Last year, 39% of our revenues came from the transaction segment while 45% came from this business in 2002. As this shift continues to occur, and it will shift dramatically in 2003 with MedUnite, we expect our

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                         overall margins to increase to the 57 to 58 percent
                         level. We'll speak more to our 2003 forecast in a few minutes.

                         On the expense side, as always, we continue to monitor and control our SG&A expenses. On a full year basis, consolidated SG&A expenses increased by nine percent. However, sequentially they actually decreased by one percent as we were able to balance increased investing in our transaction business, mostly for implementation and support resources that were necessary to keep pace with the new business from the sales team, along with cost reductions in our lab operations. Looking now at corporate, SG&A expenses were up over the third quarter due to, as Mike mentioned, the $97,000 in MedUnite deal expenses. But even including those, corporate SG&A expenses decreased on an annual basis. As a percentage of revenues, our consolidated SG&A expenses dropped from 45.8% in the third quarter to 44.1% in the fourth quarter; but more importantly, they dropped from 49.2% to 46.1% on an annual basis as we achieve operational leverage within our business.

                         From an EBITDA perspective, we had record EBITDA of $1.4 million for the quarter, an increase of 52% over last year's quarter and a solid 32% increase over the third quarter. We also continued to improve our margin percentage with EBITDA margins improving from 8.3% in the third quarter to 10.7% this quarter. This gives us good margin momentum for 2003 and we remain confident in achieving expanding EBITDA margins on an annual basis. On a year-over-year basis, we more than doubled our EBITDA margin from four percent in 2001 to eight percent in 2002. An increase in the EBITDA margin of our transaction business from three percent in 2001 to 10% in 2002 led our success in this important metric. EBITDA margins in our lab business remain stable at 16% for the year.

                         Depreciation and amortization was $700,000 for the quarter and included approximately $146,000 related to the amortization of intangibles from our 2002 acquisitions. One item to note here is that going forward we won't be breaking out depreciation and amortization from our acquisitions on our press releases. So this will be the last quarter that we'll present that.

                         As a result of the above, net income for the fourth quarter was $731,000 or 11 cents per share, a nice turn around from a loss of $4.7 million last year. Annually, we had our first full year of profitability ever with net income of $1.3 million or 21 cents a share, an important milestone in the history of the Company.

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                         We'll talk about our cash needs in a minute or so, but
                         for the year we generated about $2.7 million in cash from operations compared to only $1 million last year. Of that $2.7 million, we invested $1.9 million back into the business through capital expenditures and capitalized software costs primarily for upgrades and enhancements to our customer relationship software for HIPAA compliance efforts and for our data center consolidation efforts. As projected, capitalized costs were approximately 14% of our $3.2 million R&D spending of the year. Of course, we also acquired four businesses for a total of $16 million in cash and $14 million in stock and debt during the year. Our capital structure remains virtually unchanged at 8.5 million fully diluted shares. Please note that this number does not include the 731,000 contingent shares underlying the convertible notes issued in the MedUnite transaction.

                         So let's now turn to our MedUnite acquisition from an accounting standpoint. We will be wrapping up the 2002 MedUnite audit in the next 10 days or so and then publishing it in a Form 8K before the middle of March. Because the audit is still pending, we have not been able to include a consolidated balance sheet or cash flow statement with our press release, as we usually do.

                         So from an allocation perspective, we have approximately $32.4 million of purchase price to be allocated to the assets and liabilities acquired. This amount was determined as follows: $10 million in cash consideration, $13.4 million in four percent convertible notes, and $9 million in estimated transaction and exit costs such as severance, lease termination fees and contract penalties.

                         So, the purchase price of $32.4 million will be allocated as follows:

                              o $6 million to current assets such as cash and receivables;

                              o $2.7 million to fixed and other assets, and this is an estimated fair market value and we're currently in the process of completing a formal appraisal for much of these, so this amount may change;

                              o $12 million in total liabilities, including capital leases and operating expenses. And just to note, this amount actually gets added back to the purchase price I mentioned before for allocation purposes. Many of these are not due immediately but are payable at some time in the future. We have been successful in converting some of these obligations to be paid under installment notes, and we'll discuss that shortly.

                              o $6.6 million dollars is allocated for customer relationships. These will be amortized over 10 years.

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                              o  $1.2 million dollars has been allocated for the
                                 existing Legacy platform, and since our plan is to migrate all of the customers off this platform and on to ProxyMed's platform by the end of the 2003 year, this asset will be amortized over one year.

                              o $4.8 million dollars was allocated to the real-time platform and portal. This will be amortized over five years.

                              o The balance of approximately $23 million will be allocated to goodwill.

                         Two items to note since our call on January 6th, first we originally thought that there would be a large amount of in-process research and development costs associated with some of the technology platforms we acquired. As our valuation of the intangible assets was progressing, it became clear to us that these costs would be capitalizable. Secondly, we originally reported total liabilities for transaction and exit costs as well as the net liabilities of the company at $10.7 million. While we expect to ultimately be within the original range, we believe that the $12.7 million we just noted to be our conservative estimate at this time.

                         Although the valuation report is technically still preliminary, we believe that the intangible valuations I just gave you are essentially final. Any changes, if any, should only affect the goodwill amount. So in summary, from a depreciation and amortization perspective as it relates to MedUnite, we expect between $3.3 million and $4.2 million in D&A for 2003.

                         With our acquisition of MedUnite, ProxyMed acquired the obligations I just mentioned. We wanted to be aggressive here, so even before the deal actually closed, we had begun to negotiate many of the liabilities as possible in order to proactively manage our cash flow. We are working to finance, discount, or negotiate out of many of the obligations and we've been appreciative of the willingness of our major vendor partners to support our restructuring by working with us along these lines.

                         Of the $21 million in obligations, we have been successful in negotiating financing arrangements for $6.3 million of liabilities, including two of the more significant ones. These arrangements range in term from one to three years at interest rates ranging from five to 10% and have included some up-front payments. We continue to work on limiting our exposure on MedUnite's San Diego facility and have two leads that we're currently pursuing to sub-lease or even terminate our obligations. We expect the resulting cash savings to be close to $1 million. Remember that we accrued the worst

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                         case of $2.5 million into the $9 million of exit costs,
                         so this could be a nice pick-up from a cash perspective. On an overall basis, $7.6 million of the liabilities, including some of those under the installment, are not due until after 2003.

                         So with that background, let me recap the expected cash outflows over this year and the next two years as it relates to the MedUnite obligations:

                              o  $13.6 million dollars is payable in 2003;

                              o  $4.3 million is payable in 2004; and

                              o  $3.3 million are payable in 2005.

                         Along with the financing of some of these liabilities and the convertible notes comes, unfortunately, some cash interest. So based on our current calculations, interest expense for 2003 for these MedUnite obligations will be approximately $800,000 to $900,000 and we expect our consolidated interest expense to be between $750,000 and $850,000 for 2003.

                         With $13 million of cash in the bank currently, and this includes approximately $1.2 million in restricted cash, we project that our consolidated cash balance by the end of the year will be sufficient to cover our operating and capital needs for 2003. Of course, this assumes that we will successfully resolve all outstanding liabilities, hit our operational EBITDA targets and remain within our capital expenditure budget. We, therefore, have no plans to raise any additional capital in 2003 through the public for private capital markets.

                         So what does this all mean? Well, in early January we provided guidance to the Street through our EBITDA line for 2003. With most of the depreciable and amortizable assets essentially resolved from MedUnite and with interest expense estimates as just discussed, we can now provide guidance to the bottom line.

                         To reiterate some of the high points from our January 6th call, we said that we would achieve:

                              o  Revenues of $78 million to $84 million,
                                 including $49 to $54 million from our
                                 transaction processing business, which includes MedUnite, and $29 million to $30 million from our laboratory business;

                              o Gross margins are expected to be between 57 and 58 percent on a consolidated basis;

                              o SG&A expenses between $39 million and $42 million; and

                              o EBITDA profits of between $4.6 million and $5.9 million;

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                              o  Depreciation, as we just mentioned, will be
                                 between $6.6 million to $7.3 million, including MedUnite intangible assets; and

                              o Net interest expense of $750,000 to $850,000 including the interest on the convertible notes and other negotiated obligations of MedUnite;

                              o All resulting in a net loss of $2 million to $3 million and a loss per share of 32 to 42 cents based on basic outstanding shares of 6.8 million.

                         These calculations assume no conversion of the convertible notes in 2003.

                         We stated before that 2003 will be a restructuring year for the company with the first two quarters sustaining substantial EBITDA and bottom line losses. However, we're off to a good start with our integration plans with MedUnite, which started the day after the acquisition, and we expect to exit the year on a positive EBITDA run rate. We have much work to do, but we are all up for the challenge. And as Nancy will report, we've made good progress so far. Nancy.

  NANCY HAM:             Thanks, Judd, and good morning everyone. Well, it's
                         certainly been a pretty hectic six weeks around here since the acquisition, but overall I think we have good news to report on our progress.

                         The most important part of any company is the people, and this has really been one of the most pleasant surprises of the acquisition. We have discovered a team with a wealth of knowledge about healthcare transactions, payers and providers. In addition, MedUnite had a layer of middle management that ProxyMed was lacking in our own transaction business and we've been able to use that in our new organizational structure, which I'm happy to report is complete, and I believe that leverages the strengths of both companies. From an SG&A perspective, as a result of the elimination of duplicative executive and corporate functions, a reduction in force and the termination or conversion of a large number of contractors and temps, we've been able to right size the monthly personnel costs including contractors, from almost $1.8 million in December to approximately $900,000 on a pro forma basis for March. This is exactly in line with our original plans, so we're pleased to have this already accomplished.

                         In addition, we've made rapid progress with our new facilities. Judd has already given you an update on sub-leasing our San Diego space. I do want to mention that while we'll still maintain an office in San Diego, I'm pretty confident we can find smaller and certainly

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                         much cheaper space. In addition, ProxyMed is closing
                         ProxyMed's prior Atlanta office effective tomorrow and is consolidating those people and functions into MedUnite's Atlanta office. This not only provides better merger integration; it will also save us almost $200,000 this year in rent.

                         The next wave of operating cost reductions will come as we're able to integrate all of our transaction platforms. As we mentioned on our last call, we're moving all of the batch claims business to ProxyMed's proven platform. I am pleased to report that we've already moved all payers and implementation to the ProxyMed platform. We've moved one of the seven founders, we've rerouted over 400,000 claims per month to one of our direct connects and more. We have initial project growth maps complete for all platforms and we're finalizing the detail project plans now, including the sunset dates for the Legacy MedUnite claims platform.

                         On the real-time side, we've been able to move even faster. We should have the ProxyMed real-time platform fully integrated with MedUnite's by early to mid second quarter and we'll then begin realizing the savings for running one platform instead of two.

                         On the customer front, we've spent a lot of time trying to understand and validate the revenue and the overall MedUnite pipeline. After much scrubbing of lists and volumes, we're comfortable that we have over $3.7 million in annual revenue in the pipeline. Of this, approximately $750,000 is already closed and in various stages of implementation and ramping; $600,000 is in deals that we've closed since January the first; $100,000 is in final contract negotiations; and we have verbal commitments or in final negotiations for another $700,000. Not bad.

                         With regards to our new strategic partner, NDCHealth, things are going well. We're already working together much more closely than before the acquisition closed. For example, I was personally very pleased that we were invited to attend NDCHealth's annual VAR summit for all of their MediSoft and Lytec dealers. We had a chance to exhibit, to speak and to socialize. While there certainly have been some significant MedUnite service issues in the past, we clearly have a fresh start with NDCHealth and there's tremendous untapped opportunity with their physicians and also across our two businesses.

                         Finally, we've also been busy with the seven founding payers. We've had substantive meetings already with several of them with the rest scheduled over the next few weeks. These meetings are focused on understanding all of the current business and updating a strategic

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                         plan for 2003 to 2004 that can drive additional
                         revenue. Remember, the founders have a strong incentive to grow their revenue to us in order to achieve the right to convert their debt to ProxyMed common stock. The outcome of these individual planning meetings will be a presentation to all the CEOs, which we're working on scheduling for late March, and we hope to get from the CEOs a buy-in on how to move forward with both our tactical and strategic plans.

                         So in summary, while it's been a pretty busy six weeks, I think we've gotten a lot done. Most importantly, from your perspective, we've been able to validate our plans to bring this business to EBITDA profitability within our guidance time line of late 2003. There is still a lot to be done, but we've progressed from high level ideas to detail project plans in most areas, so now it's all about execution. And with that, I'll turn it back over to Mike for a wrap-up.

  MICHAEL HOOVER:        Thank you, Nancy. I hope that this acquisition
                         integration update has given you the same confidence that I have that we are well on our way to integrating the teams, products and platforms. We have already cut
                         MedUnite's monthly EBITDA loss in half from $1.6 million in November to an estimated $800,000 in January. Although we certainly have more work ahead to bring the business to positive EBITDA this year, this is pretty good progress for six short weeks. In addition, we have made excellent progress in restructuring MedUnite's liabilities to reduce the 2003 cash needs, giving us increased comfort that we have sufficient cash on hand for all of 2003.

                         In addition, although MedUnite will experience cash losses early in the year, we have already provided guidance that our overall EBITDA for 2003 will still be up over our 2002 results with a range of $4.6 to $5.9 million. As a result of the acquisition, we are well positioned as a company, serving over 140,000 physicians who process well over 200 million transactions a year. We have new strategic partners such as NDCHealth and MedUnite's seven payer founders. If all our integration progress continues on schedule in 2004, we should achieve a revenue target of close to $100 million with normalized EBITDA margins for the full year.

                         This concludes our prepared statements and comments and we would now like to open up the lines for any questions that we may have.

        [Questions from participants and answers from management omitted]

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  MICHAEL HOOVER:        Okay, operator, I think that should wrap it up.

  NANCY HAM:             We'd like to thank everyone for joining us for our call
                         today, and we look forward to coming back next quarter and give you a further update on our progress with the MedUnite integration.

  OPERATOR:              Ladies and gentlemen, this concludes our conference
                         call for today. Thank you all for participating and have a nice day. All parties may now disconnect.

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